Exhibit 3.30

AGREEMENT

OF

LIMITED PARTNERSHIP

OF

CHCA WEST HOUSTON, L.P.

WHMC, Inc., a Texas corporation, with its principal place of business located at One Park Plaza, Nashville, Tennessee 37203 (the “General Partner”), and West Houston, LLC, a Delaware limited liability company, with its principal place of business located at One Park Plaza, Nashville, Tennessee 37203 (the “Limited Partner”), do hereby certify that a Certificate of Limited Partnership was filed with the Secretary of State of Delaware on November 15, 1999, and this Agreement of Limited Partnership has been executed and a limited partnership has been formed under the “Act” (as defined below) on the terms set forth herein.

The parties hereto agree as follows:

I. DEFINITIONS

When used in this Agreement of Limited Partnership, the following terms shall have the meanings set forth below. In addition, certain terms shall have the meanings set forth in Section 8.

1.1 “Act” means the Delaware Revised Uniform Limited Partnership Act, being chapter 17 of Title 6 of the Delaware Code, as amended from time to time.

1.2 “Affiliate” means (i) any officer, director or partner of the General Partner; (ii) any person, corporation, partnership, trust or other entity controlling, controlled by or under common control with the General Partner or any person described in (i) above; (iii) any officer, director, shareholder or general partner of any person described in (ii) above; and (iv) any person who is a member, other than as a limited partner, with any person described in (i) and (ii) above in a relationship of joint venture, general partnership or similar form of unincorporated business association; provided, however, that an unaffiliated partner in a partnership or joint venture with (a) the Partnership or (b) an affiliate of the General Partner, shall not by virtue of such relationship be deemed an Affiliate of the General Partner. For purposes of this definition, the term “control” shall also mean the control or ownership of 50% or more of the outstanding voting securities of the entity referred to.

1.3 “Agreement” means this Agreement of Limited Partnership, as amended from time to time.

1.4 “Available Cash Flow” means all cash funds of the Partnership on hand from time to time less a reserve in such amount as determined by the General Partner.

1.5 “Capital Account” means, as to any Partner, the capital account maintained for such Partner in accordance with the Code and the regulations promulgated thereunder, including but not limited to the rules regarding the maintenance of partners’ capital accounts set forth in Treasury Regulation Section 1.704-1.

1.6 “Capital Contribution” means of, or in respect of, any Partner the amount of all cash, notes, and other property, tangible or intangible, contributed by such Partner to the capital of the Partnership.

1.7 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

1.8 “General Partner” means the party listed as such in the initial paragraph of this Agreement, and any successor thereto.

1.9 “Net Income” and “Net Loss” mean, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss (including but not limited to any gain or loss to the Partnership from any sale or disposition of all or any portion of the assets of the Partnership, as well as, where the context requires, related federal tax items such as tax preferences and credits) for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Expenditures described in Section 705(a)(2)(B) of the Code (including amounts treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i)) shall be deducted in the determination of Net Income and Net Loss;

(ii) Income exempt from taxation shall be included in the determination of Net Income and Net Loss;

(iii) In the event any asset is revalued pursuant to Treasury Regulation Sections 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income and Net Loss;

(iv) In the event that the book value of any asset differs from its adjusted tax basis, any gain or loss from a disposition of that asset in which gain or loss is recognized for federal income tax purposes shall be computed by reference to its book value rather than its adjusted tax basis in determining Net Income and Net Loss;

(v) In the event that the book value of any asset differs from its adjusted tax basis, then in lieu of depreciation as computed for federal income tax purposes, depreciation for purposes of computing Net Income and Net Loss shall be determined under Treasury Regulation Section 1.704-1(b)(2)(iv)(g)(3) or 1.704-3(d)(2), as the case may be; and

(vi) Items of income, gain, deduction, and loss specifically allocated pursuant to Section 8.3 hereof shall not be taken into account in determining Net Income or Net Loss.

1.10 “Partners” means collectively the General Partner and the Limited Partner.

1.11 “Partnership” means the limited partnership formed by the filing of a Certificate of Limited Partnership of CHCA West Houston, L.P. and governed by this Agreement.

1.12 “Partnership Percentage” means the interest of the Partners in the Partnership and the interest of the Partners in the profits and losses of the Partnership. Initially, the Partnership Percentage shall be 99% to the Limited Partner and 1% to the General Partner.

1.13 “Treasury Regulations” means the income tax regulations promulgated under the Code, including any amended or successor income tax regulations thereto.

II. ORGANIZATION

2.1 Formation. The parties hereby form a limited partnership under and pursuant to the Act. If required by the Act or if the General Partner deems it appropriate to do so, the General Partner shall promptly cause this Agreement to be filed for record in the Office of the Secretary of State of Delaware, and in such other places as necessary to protect the status of the Partnership as a limited partnership and as otherwise required by law.

2.2 Name. The name of the Partnership is CHCA West Houston, L.P. The business of the Partnership may be conducted under any name chosen by the General Partner and the General Partner may in its sole discretion from time to time change the name of the Partnership.

III. PRINCIPAL PLACE OF BUSINESS

The registered agent and registered office of the Partnership shall be Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. The principal place of business or principal office of the Partnership in Delaware shall be located at such place as the General Partner may from time to time designate by notice to the Limited Partner.

IV. BUSINESS

The Partnership may engage in any lawful business permitted by the Act, including without limitation, acquiring, owning, operating, selling, leasing, managing and otherwise dealing with real property and healthcare businesses.

V. TERM

The term of the Partnership commenced on the date the Certificate of Limited Partnership was filed in the Office of the Secretary of State of Delaware and shall continue until December 31, 2050, unless terminated sooner pursuant to Section 10.1 of this Agreement.

VI. CAPITAL CONTRIBUTION AND STATUS

6.1 Capital Contribution of the General Partner. The General Partner shall make a Capital Contribution to the Partnership of $1.00, payable in full in cash upon admission as the General Partner.

6.2 Capital Contribution of the Limited Partner. The Limited Partner shall make a Capital Contribution to the Partnership of $99.00, payable in full in cash upon admission as the Limited Partner.

6.3 Future Contribution. Neither Partner shall be required to make any additional contribution of capital to the Partnership, although the Partners may from time to time agree to make additional contributions to the Partnership.

6.4 Limited Liability. The Limited Partner shall not be bound by, or personally liable for, the expenses, liabilities or obligations of the Partnership, except as provided in the Act.

6.5 Role of Limited Partner. Except as otherwise provided in this Agreement and the Act, the Limited Partner shall take no part in or interfere in any manner with the conduct or control of the business of the Partnership and shall have no right or authority to act for or bind the Partnership.

6.6 No Deficit Capital Account Make Up. Notwithstanding any other provision in this Agreement, no Partner shall have an obligation to the Partnership, to the other Partners or to third parties to restore a negative Capital Account balance during the existence of the Partnership or upon the dissolution or termination of the Partnership.

VII. EXPENSES OF THE PARTNERSHIP

7.1 Reimbursement of Expenses Incurred by the General Partner. The General Partner or its designee may charge the Partnership for all direct expenses incurred by it or its Affiliates in connection with the Partnership’s formation and business including legal, accounting, record keeping and data processing services. The General Partner or its designee may also charge the Partnership with all allocable portions of direct expenses incurred in connection with both Partnership and other activities, such allocation to be determined on any basis selected by the General Partner consistent with good accounting practice.

VIII. ALLOCATION OF INCOME AND LOSSES; CASH DISTRIBUTIONS

8.1 Capital Accounts. The Partnership will create for each Partner an account to be designated its “Capital Account” and shall maintain and adjust such Capital Account in accordance with the Treasury Regulation Section 1.704-1(b)(2)(iv), including any adjustments under Treasury Regulation Section 1.704-1(b)(2)(iv)(f) that the General Partner believes are necessary to reflect the economic interests of the Partners. In the event any interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

8.2 Allocation of Net Income and Net Loss. After giving effect to the special allocations in Section 8.3, all Net Income and Net Loss of the Partnership, and all items of taxable income, expense, and deduction entering into the determination of such Net Income and Net Loss shall be allocated to the General Partner and to the Limited Partner in accordance with their respective Partnership Percentage. No allocation of Net Loss will be made to a Partner that would create an impermissible Capital Account balance for that Partner as computed under Treasury Regulations Section 1.704.1(b)(2)(ii)(d).

8.3 Special Allocations. The following special allocations shall be defined, interpreted and made in the manner and order prescribed by the applicable Treasury Regulations under Code Section 704(b):

(a) If applicable, items of income and gain shall be allocated to the applicable Partner(s) in the amount and manner required by the partner nonrecourse and partnership minimum gain chargeback provisions of Treasury Regulation Section 1.704-2;

(b) If applicable, items of income and gain shall be allocated to the applicable Partner(s) in the amount and manner required by the application of the “qualified income offset” provision of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) to eliminate an impermissible Capital Account balance, as quickly as possible, as computed under such Treasury Regulation Section;

(c) If applicable, items of income and gain shall be allocated to the applicable Partner(s) in an amount necessary to eliminate a Capital Account deficit which is in excess of the amount such Partner(s) is treated as being obligated to restore to the capital of the Partnership as determined under Treasury Regulation Section 1.704¬1(b)(2)(ii)(c) and such Partner’(s) share of partner nonrecourse and partnership minimum gain;

(d) If applicable, partner nonrecourse deductions and nonrecourse deductions shall be allocated to the applicable Partner(s) in the amount and manner required by Treasury Regulation Section 1.704-2; and

(e) Upon the liquidation of the Partnership or upon the sale of all or substantially all of the Partnership’s assets, all remaining items of income, gain, deduction, and loss shall be allocated among the Partners to cause, to the extent practicable, their respective Capital Account balances to be in proportion to their respective Partnership Percentages.

8.4 Code Section 704(c); Tax Allocations. Income, gain, loss and deduction as computed for income tax purposes with respect to Partnership property subject to Code Section 704(c) and/or Treasury Regulations Section 1.704-1(b)(2)(iv)(f) shall be allocated in accordance with said Code Section and/or Treasury Regulation Section 1.704-1(b)(4)(i), as the case may be, using any reasonable method permitted in Treasury Regulation Section 1.704-3 that is selected by the General Partner. Allocations made pursuant to this paragraph shall not affect the Capital Accounts of the Partners.

8.5 Allocations Upon Changes in Partnership Percentages. In the event a Partner’s Partnership Percentage changes during a taxable year, allocations of Net Income, Net Loss, and items of income, gain, deduction, loss, and credit shall be made to reflect the varying interests of the Partners for such taxable year in accordance with Code Section 706(d) using any permissible method under the applicable Treasury Regulations that is chosen by the General Partner.

8.6 Distribution of Available Cash Flow. The General Partner shall distribute the Available Cash Flow of the Partnership to the Partners in accordance with their respective Partnership Percentage. Such distributions shall be made at such time or times as the General Partner shall deem practicable.

IX. RIGHTS, POWERS AND OBLIGATIONS OF THE GENERAL PARTNER

9.1 Powers. The management and control of the Partnership and its business and affairs shall rest exclusively with the General Partner, which shall have all the rights and powers which may be possessed by general partners pursuant to the Act, and such additional rights and powers as are otherwise conferred by law or are necessary, advisable or convenient to the discharge of its duties under this Agreement.

9.2 Independent Activities. The General Partner and the Limited Partner may, notwithstanding the existence of this Agreement, engage in whatever activities they choose, whether or not the same be competitive with the Partnership, without having or incurring any obligation to offer any interest in such activities to the Partnership or any party hereto, and the Limited Partner hereby waives, relinquishes, and renounces any such right or claim of participation.

9.3 Duties. The General Partner shall manage and control the Partnership, its business and affairs to the best of its ability and shall use its best efforts to carry out the business of the Partnership. The General Partner shall devote itself to the business of the Partnership to the extent that it, in its discretion, deems necessary for the efficient carrying on thereof. The General Partner shall act as a fiduciary with respect to the safekeeping and use of the funds and assets of the Partnership.

9.4 Tax Matters Partner. If the General Partner makes the election provided for in Code Section 6231(a)(1)(B)(ii), the General Partner shall be the tax matters partner and shall have the duties and responsibilities designated by the Code and the rules and regulations applicable thereto.

X. DISSOLUTION AND WINDING UP OF THE PARTNERSHIP

10.1 Dissolution of the Partnership. The Partnership shall be dissolved upon (a) the vote to do so of the Partners or (b) the expiration of the term of the Partnership.

10.2 Winding Up of the Partnership. Upon the dissolution of the Partnership, the General Partner shall take full account of the Partnership’s assets and liabilities and the assets shall either be liquidated as promptly as is consistent with obtaining the fair value thereof or shall be distributed in liquidation to the Partners in accordance with the provisions hereof. In the event of a liquidation of the assets, the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed as provided in Section 17-804 of the Act; provided however, notwithstanding any provision to the contrary in this Agreement, whether in the event of a liquidation or a distribution of the assets in liquidation to the Partners, after payment of or creating adequate reserves to provide for all Partnership debts, obligations and liabilities, the assets of the Partnership, if any, shall be distributed in accordance with the Partners’ positive ending Capital Accounts after all allocations and other Capital Account adjustments are made for the taxable year. All Partnership assets shall be distributed by the later of (i) the last day of the tax year of the liquidation as defined in Treasury Regulation 1.704-1(b) (other than a technical termination under Code Section 708(b)(1)(B)) or (ii) 90 days after the liquidation.

XI. BOOKS OF ACCOUNT, ACCOUNTING, REPORTS, FISCAL YEAR, BANKING AND TAX ELECTION

11.1 Books of Account. The Partnership’s books and records and an executed copy of this Agreement, as currently in effect, shall be maintained at the principal office of the General Partner in Tennessee, and each Partner shall have access thereto at all reasonable times for any proper purpose. The books and records shall be kept by the General Partner using an appropriate method of accounting consistently applied and shall reflect all Partnership transactions and be appropriate and adequate for the Partnership’s business. The General Partner shall also keep adequate federal income tax records using an appropriate method of accounting applied on a consistent basis.

11.2 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

11.3 Banking. All funds of the Partnership shall be deposited and/or invested as determined by the General Partner.

11.4 Tax Election. Upon the transfer of an interest in the Partnership or in the event of a distribution of the Partnership’s property, the Partnership may, as determined by the General Partner, but is not required to, elect pursuant to Section 754 of the Code, to adjust the basis of the Partnership’s property as allowed by Section 734(b) and 743(b) thereof.

11.5 Tax Returns. The General Partner shall, for each fiscal year, file on behalf of the Partnership with the Internal Revenue Service a U.S. Partnership Information Return of Income within the time prescribed by law (including any extensions) for such filing. The General Partner shall also file on behalf of the Partnership such state and/or local income tax returns as may be required by law.

XII. POWER OF ATTORNEY

12.1 Appointment of Attorney in-Fact. The Limited Partner hereby makes, constitutes and appoints the General Partner, with full power of substitution and resubstitution, its agent and attorney-in-fact to file for record this Agreement if required by the Act or if the General Partner deems it appropriate to do so, and to sign, execute, certify, acknowledge, and file for record any other instruments which may be required of the Partnership or of the Limited Partner by law, including, but not limited to, amendments to, or cancellations of this Agreement. The Limited Partner authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with the foregoing, hereby giving such attorney-in-fact full power and authority to act to the same extent as if such Limited Partner were itself personally present, and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

XIII. LIABILITY OF THE GENERAL PARTNER

13.1 Returns of Capital Contributions. Anything in this Agreement to the contrary notwithstanding, the General Partner shall not be individually liable for the return of the Capital Contributions of the Limited Partner, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

13.2 No Liability for Actions. The doing of any act or the failure to do any act by the General Partner shall not subject the General Partner to any liability to the Partnership or the Limited Partner, in the absence of its gross negligence or willful malfeasance.

13.3 Indemnification. The Partnership shall indemnify and hold harmless the General Partner, and its members, managers, employees, agents and representatives and the officers, directors, employees, agents and representatives of its members to the fullest extent permitted by the Act.

XIV. AMENDMENT

This Agreement may be amended solely by the General Partner without the approval of the Limited Partner. Any such amendment approved by the General Partner may amend and restate the Agreement of Limited Partnership in its entirety and may add and/or substitute partners and reallocate the Partnership Percentage in the sole discretion of the General Partner.

XV. MISCELLANEOUS

15.1 Notices. Except as otherwise provided in this Agreement, any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be duly given if delivered in writing personally to the person to whom it is authorized to be given, or if sent by mail or overnight delivery service, telecopy, telex or telegraph, to the address at the first paragraph of this Agreement.

15.2 Right to Rely Upon the Authority of the General Partner. No person dealing with the General Partner shall be required to determine its authority to make any commitment or undertaking on behalf of the Partnership, nor to determine any fact or circumstance bearing upon the existence of its authority. In addition, no purchaser of any property of the Partnership shall be required to determine the sole and exclusive authority of the General Partner to sign and deliver on behalf of the Partnership any such instrument of transfer, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith, unless such purchasers shall have received written notice from the Partnership affecting the same.

15.3 Parties in Interest. This Agreement shall be binding upon the parties hereto and their successors, heirs, devisees, assigns, legal representatives, executors and administrators.

15.4 Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

15.5 Section Cautions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

15.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

15.7 Counterpart Execution. This Agreement may be executed in one or more counterparts all of which together shall constitute one and the same Agreement.

15.8 Delaware Law. Notwithstanding the place where this Agreement or any counterpart hereof may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware and that the Act as now adopted or as may be hereafter amended shall govern the partnership aspects of this Agreement.

15.9 Loan. Any Partner, or an Affiliate of a Partner, may make a loan to the Partnership. If a Partner or an Affiliate of a Partner makes a loan, the amount of any such loan shall be treated for all purposes as a loan and not as a capital contribution.

[signature page follows]

IN WITNESS WHEREOF, this Agreement of Limited Partnership has been executed as of December 31, 1999.

WHMC, INC., as the General Partner

By:
R. Milton Johnson, Vice President

WEST HOUSTON, LLC, as the Partner

By:
A. Bruce Moore, Vice President